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                                                                    EXHIBIT 11.1

                                   VIVUS, INC.
                        COMPUTATION OF NET LOSS PER SHARE




                                     Three Months Ended June 30,              Six Months Ended June 30,
                                  --------------------------------        --------------------------------
                                      1996                1995                1996                1995
                                  ------------        ------------        ------------        ------------


Net Loss ..................       $ (3,745,000)       $ (6,413,000)       $ (9,979,000)       $(11,870,000)
                                  ============        ============        ============        ============
Weighted average common
shares outstanding ........         13,770,722          12,949,032          13,646,615          12,345,051

Common shares, options,
and warrants granted
(using the treasury stock
method assuming an initial
public offering price of
$14.00) since January 1,
1993 included pursuant to
Securities and Exchange
Commission Rules ..........            453,083             580,053             453,083             580,053
                                  ------------        ------------        ------------        ------------
Weighted average common and
equivalent shares .........         14,223,805          13,529,085          14,099,698          12,925,104
                                  ============        ============        ============        ============
Net loss per common and
equivalent share ..........       $       (.26)       $       (.47)       $       (.71)       $       (.92)
                                  ============        ============        ============        ============




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